Exhibit (d)(6)

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of February 21, 2025 (this “Limited Guarantee”), by SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership (collectively, the “SK Guarantors”), in favor of bluebird bio, Inc., a Delaware corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among the Guaranteed Party, Beacon Parent Holdings, L.P., a Delaware limited partnership, (“Parent”), and Beacon Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), each SK Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, severally (and not jointly and severally), guarantees to the Guaranteed Party, subject to the terms and conditions set forth herein (including the Cap (as defined below)) and in the Merger Agreement, the due and punctual performance and discharge of the obligation to pay such SK Guarantor’s Pro Rata Percentage set forth opposite such SK Guarantor’s name on Schedule A attached hereto of fifty percent (50%) of (i) any damages (solely to the extent proven) as a result of (A) Willful Breach by Parent or Merger Sub of its covenants or obligations under the Merger Agreement on or before the Closing or (B) actual and intentional fraud by Parent or Merger Sub in making the representations and warranties set forth in Article V of the Merger Agreement, in each case solely to the extent payable pursuant to a final and non-appealable order of a court of competent jurisdiction, pursuant to, and in accordance with and subject to the limitations in, Section 9.2 of the Merger Agreement, or (ii)(A) the Parent Termination Fee, if, when and as due, pursuant to, and in accordance with and subject to the limitations in, Sections 9.3(d), 9.3(g)(ii) and 9.3(h) of the Merger Agreement plus (B) any additional amount, if any, due under Section 9.3(g)(ii) of the Merger Agreement (the “Payment Obligation”).

Notwithstanding anything to the contrary in this Limited Guarantee, in no event shall the SK Guarantors’ aggregate liability under this Limited Guarantee exceed an amount (the “Cap”) equal to (i) in the event the Parent Termination Fee is payable, 50% of the sum of (x) the Parent Termination Fee and (y) any additional amount, if any, due under Section 9.3(g)(ii) of the Merger Agreement, and (ii) under any other circumstance, five million dollars ($5,000,000), it being understood that this Limited Guarantee may not be enforced against the SK Guarantors or otherwise given any effect without giving full and absolute effect to the Cap, and the obligations of the SK Guarantors under this Limited Guarantee shall become null and void ab initio immediately and automatically if the Guaranteed Party asserts in any litigation, arbitration or other proceeding that any SK Guarantor is liable for the Payment Obligation and/or any other amounts under or a result of this Limited Guarantee or the Merger Agreement or otherwise that, individually or in the aggregate, exceed such SK Guarantor’s Pro Rata Percentage of the Cap. The Guaranteed Party hereby agrees, on behalf of itself and the holders of equity interests in the Guaranteed Party, that in no event shall any SK Guarantor be required to pay any amounts to any one or more Persons under, in respect of, or in connection with this Limited Guarantee, in the aggregate, more than such SK Guarantor’s Pro Rata Percentage of the Cap and that no SK Guarantor shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee or the Merger Agreement other than as expressly set forth herein or in the SKCP Commitment Letter (subject to the terms and conditions thereof). The guarantee by the SK Guarantors of the Payment Obligation under this Limited Guarantee may be enforced for the payment of money damages only. All payments hereunder shall be made in lawful money of the United States in immediately available funds. Each SK Guarantor promises and undertakes to make all payments required hereunder free and clear of any deduction or offset (other than with respect to defenses and claims that are available to Parent or Merger Sub under the Merger Agreement or for any breach by the Guaranteed Party of this Limited Guarantee or the SKCP Commitment Letter).

In the event Parent fails to discharge the Payment Obligation when due, then the SK Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Payment Obligation shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge any of the Payment Obligation, take any and all actions available hereunder or under applicable Law to collect the SK Guarantors’ liabilities hereunder in respect of such Payment Obligation, subject to the Cap and other provisions hereof.

The parties hereto acknowledge and agree that, concurrently with the execution and delivery of this Limited Guarantee, Carlyle Partners Growth, L.P., a Delaware limited partnership (“Carlyle”) has delivered to the Guaranteed Party a limited guarantee of even date herewith with respect to the Payment Obligation (the “Carlyle Limited Guarantee”). Notwithstanding anything to the contrary herein, the Guaranteed Party may only enforce the obligations of the SK Guarantors under this Section 1 if and to the extent the Guaranteed Party concurrently enforces the obligations of Carlyle pursuant to the Carlyle Limited Guarantee to the extent that Carlyle has not performed its obligations under the Carlyle Limited Guarantee.

2. Nature of Guarantee. Subject to the express terms and conditions of this Limited Guarantee (including the Cap), the SK Guarantors’ liability hereunder is absolute, unconditional and irrevocable irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or the SKCP Commitment Letter that may be agreed to by Parent. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Payment Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the SK Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned by virtue of any bankruptcy, reorganization or similar proceeding, the SK Guarantors shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment of the Payment Obligation and not of collection, and a separate action may be brought and prosecuted against the SK Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or whether Parent is joined in any such action.

3. Changes in Obligations; Certain Waivers. The SK Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the SK Guarantors, extend the time of payment of any of the Payment Obligation, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without releasing or discharging the SK Guarantors’ obligations hereunder (except to the extent Parent or Merger Sub are released or discharged from the Payment Obligation). The SK Guarantors agree that, subject to the terms and provisions hereof, the obligations of the SK Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any change in the time, place or manner of payment of any of the Payment Obligation, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or the SKCP Commitment Letter made in accordance with the terms thereof, except to the extent Parent or Merger Sub has a defense to the payment of the Payment Obligation under any such rescission, waiver, compromise, consolidation or other amendment or modification; (b) the addition, substitution or release of any entity or other Person (other than a release of Parent or Merger Sub of all or any portion of the Payment Obligation) now or hereafter liable with respect to the Payment Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (c) any change in the legal existence, structure or ownership of Parent or Merger Sub; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (e) the existence of any right of set-off that the SK Guarantors may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Payment Obligation or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Payment Obligation; provided that this sentence is subject to the last sentence of this Section 3. To the fullest extent permitted by Law, the SK Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The SK Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Payment Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Payment Obligation incurred and all other notices of any kind (in each case, other than notices required to be made to the SK Guarantors pursuant to this Limited Guarantee or to Parent or Merger Sub and their counsel pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshaling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Payment Obligation; provided that this sentence is subject to the last sentence of this Section 3. The SK Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The SK Guarantors hereby agree not to assert any of the following rights that they may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the SK Guarantors’ obligations under or in respect of this Limited Guarantee: any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Payment Obligation payable by the SK Guarantors under this Limited Guarantee shall have been paid in full in immediately available funds or this Limited Guarantee otherwise shall have terminated.

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that (i) to the extent Parent or Merger Sub is relieved of any of its obligations under the Merger Agreement related to the Payment Obligation, the SK Guarantors shall be similarly relieved of their corresponding obligations under this Limited Guarantee, (ii) the SK Guarantors shall have all rights, remedies, set-offs and defenses to the payment of the Payment Obligation that would be available to Parent or Merger Sub under the Merger Agreement or for any breach by the Guaranteed Party of this Limited Guarantee (other than defenses arising from bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived by the SK Guarantors in this Limited Guarantee), as well as any defenses in respect of any fraud of the Guaranteed Party or its Affiliates, and (iii) any payment made by or on behalf of Parent or Merger Sub to the Guaranteed Party with respect to the Payment Obligation shall reduce the Payment Obligation of the SK Guarantors under this Limited Guarantee accordingly.

4. No Waiver; Cumulative Rights. Except as expressly set forth herein, no failure on the part of the SK Guarantors or the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the SK Guarantors or the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Subject to the terms and limitations in this Limited Guarantee and in the Merger Agreement and the SKCP Commitment Letter (which expressly prohibits any liability of any SK Guarantor or any Non-Recourse Party to the Guaranteed Party or any other Person in the Company Group (as defined in the SKCP Commitment Letter), except as expressly stated therein), each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. Representations and Warranties.

(a) Each SK Guarantor hereby represents and warrants that: (i) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization; (ii) it has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized and validly executed by all necessary action and do not contravene any provision of such SK Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, or any Law or contractual restriction binding on such SK Guarantor or its assets; (iii) except as contemplated under the Merger Agreement with respect to the transactions contemplated thereby, all consents, approvals, authorizations, filings with and notifications to any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such SK Guarantor have been obtained or made; (iv) assuming due execution and delivery by the Guaranteed Party, this Limited Guarantee constitutes a valid and binding obligation of such SK Guarantor enforceable against such SK Guarantor in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law); (v) such SK Guarantor has the financial capacity (after taking into account rights of such SK Guarantor to obtain funds pursuant to commitments under its limited partnership agreement or other contracts) to pay and perform its obligations under this Limited Guarantee, and such SK Guarantor shall maintain such financial capacity for so long as this Limited Guarantee shall remain in effect in accordance with Section 7; and (vi) except as would not reasonably be expected to adversely affect the ability of such SK Guarantor to perform its obligations under this Limited Guarantee in any material respect, the execution, delivery and performance by such SK Guarantor of this Limited Guarantee does not violate any Law or judgment applicable to it.

(b) The Guaranteed Party hereby represents and warrants that: (i) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization; (ii) it has all requisite corporate, limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized and validly executed by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, partnership agreement, operating agreement or similar organizational documents, or any Law or contractual restriction binding on the Guaranteed Party or its assets; (iii) except as contemplated under the Merger Agreement with respect to the transactions contemplated thereby, all consents, approvals, authorizations, filings with and notifications to any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made; and (iv) assuming due execution and delivery by the SK Guarantors, this Limited Guarantee constitutes a valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law).

6. No Assignment. Neither any SK Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder (by operation of law or otherwise) to any other Person without the prior written consent of the other party hereto; provided, however, that any SK Guarantor may assign its rights, interests and obligations with respect to the Payment Obligation hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to Parent pursuant to, and in accordance with the terms of, the SKCP Commitment Letter; provided, further, that no such assignment shall relieve such SK Guarantor of its obligations hereunder except in respect of any portion of the Payment Obligation actually paid by such assignee to the Guaranteed Party or as otherwise provided in the last sentence of Section 3. Any purported assignment of this Limited Guarantee in contravention of this Section 6 shall be null and void.

7. Continuing Guarantee. Subject to this Section 7 and the last sentence of Section 3, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each SK Guarantor, its successors and assigns until all amounts payable by such SK Guarantor under this Limited Guarantee (subject to the terms and conditions of this Limited Guarantee, including, without limitation, the Cap) with respect to the Payment Obligation have been paid in full. Notwithstanding anything to the contrary in this Limited Guarantee, this Limited Guarantee shall terminate and no SK Guarantor shall have any further obligations under or relating to this Limited Guarantee as of the earliest of (i) consummation of the Closing, (ii) the first date on or after the termination of the Merger Agreement on which (A) there is no further outstanding Payment Obligation or (B) the SK Guarantors and any Affiliates or assignees of the SK Guarantors, collectively, have made payments in respect of obligations under this Limited Guarantee that, in the aggregate, equal or exceed the Cap, (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent or Merger Sub would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of the Payment Obligation; (iv) the date that is thirty (30) days after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent or Merger Sub would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of the Payment Obligation, unless (A) the Guaranteed Party shall have made a claim in writing with respect to such Payment Obligation, specifying the basis therefor, during such thirty (30)-day period and (B) the Guaranteed Party shall have commenced a Legal Proceeding during such thirty (30)-day period in accordance with Section 10 against the SK Guarantors pursuant to this Limited Guarantee and Carlyle pursuant to the Carlyle Limited Guarantee to the extent that Carlyle has not performed its obligations under the Carlyle Limited Guarantee alleging that Parent or Merger Sub is liable for such Payment Obligation, in which case this Limited Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided, that with respect to this clause (iv), the SK Guarantors shall not have any further liability or obligation under this Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable order of a court of competent jurisdiction in respect of such Legal Proceeding and (y) the execution and delivery of a written agreement between the SK Guarantors, on the one hand, and the Guaranteed Party, on the other hand, and, in either case, the payment by the SK Guarantors to the Guaranteed Party of all amounts, if any, payable by the SK Guarantors pursuant to such order or agreement, as applicable; (v) any proceeding being instituted by or against the Guaranteed Party (and in the case of a proceeding initiated against the Guaranteed Party, which has not been dismissed within thirty (30) days) seeking to adjudicate it as bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any debtor relief law, provided, however, that this clause (v) shall not apply and this Limited Guarantee shall not terminate pursuant to this clause (v) if the Guaranteed Party institutes a proceeding for damages against Parent or Merger Sub pursuant to Section 9.2 of the Merger Agreement at a time when the Guaranteed Party was entitled to seek specific performance to cause Parent or Merger Sub to consummate the Offer and/or the Merger in accordance with Section 10.8(d) of the Merger Agreement; (vi) the termination of this Limited Guarantee by mutual written agreement of Guarantor and the Guaranteed Party; and (vii) the termination of the Carlyle Limited Guarantee in accordance with its terms other than in connection with the payment in full of the Payment Obligation (as defined in the Carlyle Limited Guarantee) by Carlyle. Notwithstanding anything to the contrary in this Limited Guarantee, in the event that the (x) Guaranteed Party, (y) any controlled Affiliate of the Guaranteed Party or any of their respective managers, directors or officers, or (z) any other member of the Company Group (as defined in the SKCP Commitment Letter) acting, in each case of clause (z), at the direction or at the request of any of the foregoing, asserts in any litigation, arbitration or other proceeding (I) that one or more of the provisions of this Limited Guarantee, including any of the provisions of Section 1 limiting the SK Guarantors’ liability to money damages no greater than the Cap and the provisions of this Section 7 or Section 8, are illegal, invalid or unenforceable in whole or in part, or that the SK Guarantors are liable for the Payment Obligation and/or other amounts under or as result of this Limited Guarantee or the Merger Agreement or otherwise that, individually or in the aggregate, exceed the Cap (or that any SK Guarantor is liable for the Payment Obligation and/or other amounts under or as a result of this Limited Guarantee or the Merger Agreement or otherwise that, individually or in the aggregate, exceed such SK Guarantor’s Pro Rata Percentage of the Cap) (all such claims or assertions described in this clause (I), “Expressly Prohibited Claims”) or (II) any claim or theory of liability against any SK Guarantor, Parent, Merger Sub or any Non-Recourse Party with respect to this Limited Guarantee, the Merger Agreement, or the SKCP Commitment Letter or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith) other than, in the case of this clause (II), a claim (each of the following, a “Retained Claim”) against (w) PJ Carlin & Co. LLC under that certain Confidentiality Agreement, dated as of November 14, 2024, by and between PJ Carlin & Co. LLC and the Guaranteed Party (the “Confidentiality Agreement”), for breach thereof, in accordance with the terms and subject to the conditions and limitations thereof, (x) (i) any SK Guarantor under, and pursuant to the terms and conditions of, this Limited Guarantee (as limited by the provisions of this Limited Guarantee, including, without limitation, Section 1), which does not include any Expressly Prohibited Claim in accordance with Section 8, in accordance with the terms and subject to the conditions and limitations hereof (and with respect to any claim contemplated by this prong (x)(i), such claim shall be brought concurrently against Carlyle under the Carlyle Limited Guarantee to the extent that Carlyle has not performed its obligations under the Carlyle Limited Guarantee), or (ii) Carlyle under, and pursuant to the terms and conditions of, the Carlyle Limited Guarantee, in accordance with the terms and subject to the conditions and limitations thereof, (y) Parent, to enforce its obligations under, and pursuant to the express terms and conditions of, the Merger Agreement (as limited by the provisions thereof, including, without limitation, Sections 9.3(d), 9.3(g)(ii), 9.3(h) and 10.8(c) thereof) or (z) (i) the SK Guarantors for specific performance of the SK Guarantors’ obligation under the SKCP Commitment Letter to fund to Parent their commitment in accordance with the terms and subject to the conditions and limitations thereof, pursuant to the SKCP Commitment Letter and the Merger Agreement, and solely to the extent an order for specific performance of Parent’s obligation to cause the funding of the Commitment (as defined in the SKCP Commitment Letter) is granted to the Guaranteed Party pursuant to Section 10.8(b) of the Merger Agreement in a court specified in Section 10.10 of the Merger Agreement (and with respect to any claim contemplated by this prong (z)(i), such claim shall be brought concurrently against Carlyle under the Carlyle Commitment Letter to the extent that Carlyle has not performed its obligations under the Carlyle Commitment Letter) or (ii) Carlyle for specific performance of Carlyle’s obligation under the Carlyle Commitment Letter to fund to Parent its commitment in accordance with the terms and subject to the conditions and limitations thereof, pursuant to the Carlyle Commitment Letter and the Merger Agreement, and solely to the extent an order for specific performance of Parent’s obligation to cause the funding of the Commitment (as defined in the Carlyle Commitment Letter) is granted to the Guaranteed Party pursuant to Section 10.8(b) of the Merger Agreement in a court specified in Section 10.10 of the Merger Agreement, then (A) the obligations of the SK Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (B) if any SK Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) none of the SK Guarantors, Parent, Merger Sub or any Non-Recourse Party shall have any liability to the Guaranteed Party or any member of the Company Group (as defined in the SKCP Commitment Letter) in any way under or in connection with this Limited Guarantee, the Merger Agreement, the SKCP Commitment Letter or any other agreement or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby. This Section 7, and Sections 6, 8, 10, 11, 12 and 13(a) shall survive the termination of this Limited Guarantee.

8. No Recourse. The Guaranteed Party acknowledges (for itself and its Affiliates and any Person claiming on its or their behalf or by or through it or them) that the sole asset of Parent is the SKCP Commitment Letter and the Carlyle Commitment Letter, and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time occurs in accordance with the terms and conditions of the Merger Agreement. Without limiting the rights of the Guaranteed Party under this Limited Guarantee or under the SKCP Commitment Letter and the Carlyle Commitment Letter, and subject to all of the terms, conditions and limitations herein and therein, the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent or Merger Sub by any SK Guarantor, any of any SK Guarantor’s Non-Recourse Parties or any other Person. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith or otherwise, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees (for itself and its Affiliates and any Person claiming on its or their behalf or by or through it or them) that no Person other than the SK Guarantors and the Guaranteed Party has any liabilities, obligations or commitments of any nature (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder or in connection herewith (in each case subject to the limitations provided herein), and, notwithstanding the fact that any SK Guarantor and/or its general partner (and any permitted assignee) may be a partnership, limited liability company or other entity, no recourse shall be had hereunder or under the Merger Agreement or the SKCP Commitment Letter or any document or instrument delivered in connection herewith or therewith or any transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed upon or otherwise be incurred by (i) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives or successors or assignees of any SK Guarantor, Parent or Merger Sub (other than Guarantor, Parent and Merger Sub) or (ii) any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of any of the foregoing, but not including the SK Guarantors, Parent or Merger Sub (such parties (excluding, for the avoidance of doubt, the SK Guarantors, Carlyle, Parent and Merger Sub), each a “Non-Recourse Party”, and collectively the “Non-Recourse Parties”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for the Guaranteed Party’s express rights against PJ Carlin & Co. LLC under the Confidentiality Agreement, subject to and in accordance with the terms and conditions thereof. The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all members of the Company Group (as defined in the SKCP Commitment Letter) against the SK Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the SKCP Commitment Letter, the Merger Agreement or the transactions contemplated hereby thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person (including any Non-Recourse Party) other than rights or remedies against the SK Guarantors and the Guaranteed Party as expressly set forth herein.

Without limiting the foregoing in this Section 8, the Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause each of its controlled Affiliates and their respective managers, directors and officers, and will direct and request the other members of the Company Group, not to, and shall make adequate provision such that their respective successors and assigns shall not, institute, in each case directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, (a) this Limited Guarantee asserting one or more Expressly Prohibited Claims, or (b) this Limited Guarantee, the Merger Agreement or the SKCP Commitment Letter, or the transactions contemplated hereby or thereby, against any SK Guarantor or any of the Non-Recourse Parties, except for Retained Claims. To the maximum extent explicitly permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of the Merger Agreement), (i) the Guaranteed Party, on behalf of itself, its Affiliates, and any Persons claiming by, through or on behalf of any of them, hereby waives, releases and disclaims any and all claims against all Non-Recourse Parties, including, without limitation, any claims to avoid or disregard the entity form of any SK Guarantor or otherwise seek to impose any liability arising out of, relating to or in connection with a claim on any Non-Recourse Parties, whether a claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) the Guaranteed Party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Limited Guarantee or any representation or warranty made in, in connection with, or as an inducement to this Limited Guarantee.

The Guaranteed Party acknowledges that the SK Guarantors are agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 8.

9. Notices. All notices and other communications hereunder shall be in writing in the English language and shall be given in the manner set forth in the Merger Agreement; provided that notices and other communications hereunder to the SK Guarantors shall be sent (in the manner set forth in the Merger Agreement) to the address or emails set forth below or as the SK Guarantors shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:

If to any SK Guarantor (addressed in such SK Guarantor’s name) to:

c/o SK Capital Partners, LP

430 Park Ave., 18th Floor

New York, NY 10022

Attention:   Aaron Davenport; Santiago Nielsen; James Gaven

Email:    [REDACTED]

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

98 SE 7th St, Suite 700

Miami, FL 33131

Attention:  Matthew S. Arenson, P.C.

Email:     matthew.arenson@kirkland.com

and

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention: Justin L. Joffe

Email: justin.joffe@kirkland.com

10. Governing Law; Jurisdiction. This Limited Guarantee, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Limited Guarantee, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Limited Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Limited Guarantee or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Limited Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11. Waiver of Jury Trial. EACH PARTY TO THIS LIMITED GUARANTEE IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS

CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS LIMITED GUARANTEE SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS LIMITED GUARANTEE OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS LIMITED GUARANTEE CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12. Confidentiality. This Limited Guarantee shall be treated as confidential by the Guaranteed Party and the Guaranteed Party shall not, and shall cause its controlled Affiliates and its and their Representatives not to disclose, use, circulate, quote or otherwise refer to in any document (other than the Merger Agreement and the SKCP Commitment Letter) this Limited Guarantee, except with the prior written consent of the SK Guarantors; provided, however, that (i) the Guaranteed Party may disclose this Limited Guarantee to its controlled Affiliates and representatives who need to know the terms of this Limited Guarantee in connection with the negotiation or furtherance of the transactions contemplated by the Merger Agreement, (ii) the Guaranteed Party may disclose the existence of this Limited Guarantee and a summary of its terms to the extent required by Law or the applicable rules of any national securities exchange (provided, further, that the Guaranteed Party shall provide the SK Guarantors with prompt written notice, to the extent legally permitted, of any such requirement so that the SK Guarantors can seek a protective order or other appropriate remedy), and (iii) the Guaranteed Party may disclose this Limited Guarantee in connection with any litigation to enforce the terms of this Limited Guarantee.

13. Miscellaneous.

(a) This Limited Guarantee, the Merger Agreement, the Confidentiality Agreement and the SKCP Commitment Letter (to the extent the Guaranteed Party is an express third party beneficiary thereof) constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the SK Guarantors or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the SK Guarantors in writing. Except (x) for the provisions of Section 8, which are intended for the benefit of and enforceable by the Non-Recourse Parties, and (y) to the extent any other rights are assigned in accordance with Section 6, (i) this Limited Guarantee is for the sole benefit of the SK Guarantors and the Guaranteed Party, and may be enforced solely by the SK Guarantors and the Guaranteed Party; and (ii) nothing in this Limited Guarantee is intended to, or shall, confer upon any Person (other than the SK Guarantors or the Guaranteed Party) any legal or equitable right, benefit or remedy whatsoever.

(b) Any term or provision of this Limited Guarantee that is determined to be invalid or unenforceable in any jurisdiction in a court of competent jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 and to the provisions of Sections 7 and 8.

(c) This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto, it being understood that all parties need not sign the same counterpart. This Limited Guarantee may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(e) No amendment, waiver, supplement or modification of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, supplement or modification, by the SK Guarantors and the Guaranteed Party or, in the case of waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Subject to the terms hereof, no delay or omission on the part of any party hereto in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

(f) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(g) The Guaranteed Party acknowledges and agrees that (a) this Limited Guarantee and the Carlyle Limited Guarantee are not intended to, and do not, create any agency, partnership, fiduciary or joint venture relationship between or among the SK Guarantors and Carlyle and neither this Limited Guarantee, the Carlyle Limited Guarantee, nor any other document or agreement entered into by any party hereto or thereto, as applicable, relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of the SK Guarantors and Carlyle under their respective limited guarantees are solely contractual in nature and (c) the determination of the SK Guarantors and Carlyle to enter into this Limited Guarantee and the Carlyle Limited Guarantee respectively was independent of each other. Notwithstanding anything to the contrary contained in this Limited Guarantee or the Carlyle Limited Guarantee, the liability of the SK Guarantors and Carlyle shall be several, not joint or joint and several.

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IN WITNESS WHEREOF, the SK Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SK CAPITAL PARTNERS VI-A, L.P.

By: SK Capital Investment VI, L.P.
Its: General Partner

By: SK Capital Investment VI, Ltd.
Its: General Partner

By:	/s/ Jerome Truzzolino
Name:	Jerome Truzzolino
Title:	Authorized Signatory

SK CAPITAL PARTNERS VI-B, L.P.

By: SK Capital Investment VI, L.P.
Its: General Partner

By: SK Capital Investment VI, Ltd.
Its: General Partner

By:	/s/ Jerome Truzzolino
Name:	Jerome Truzzolino
Title:	Authorized Signatory

[Limited Guarantee Signature Page – Guarantor]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BLUEBIRD BIO, INC.

By:	/s/ O. James Sterling
Name:	O. James Sterling
Title:	Chief Financial Officer

[Limited Guarantee Signature Page – Guaranteed Party]